Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 30, 2026 (July 6, 2026, as to the effects of the reverse stock split described in Note 1), relating to the financial statements of Csquare, Inc., appearing in Registration Statement No. 333- 296826 on Form S-1 for the year ended December 31, 2025.

/s/ Deloitte & Touche LLP

Miami, Florida

July 15, 2026